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                                                                      EXHIBIT 15

                               AMENDMENT NO. 2 TO
                          SHAREHOLDER RIGHTS AGREEMENT

     Amendment No. 2, dated as of November 23, 1999 ("Amendment No. 2") to the Shareholder Rights Agreement, dated as of August 3, 1994, by and between Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent"), as amended by the Amendment, dated as of October 20, 1999, by and between the Company and the Rights Agent (the "Rights Agreement").

                                   WITNESSETH

     WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of the Company's common stock, par value $.004 per share (the "Common Stock");

     WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ferrotec Corporation, a Delaware corporation ("Parent"), and Ferrotec Acquisition, Inc., a wholly-owned subsidiary of Parent ("Sub"), pursuant to which Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"); and

     WHEREAS, in connection with the Merger, the Company desires to amend certain provisions of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     1.   Section 7(a) of the Rights Agreement is amended by deleting such
Section 7(a) in its entirety and substituting therefor the following:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the close of business on August 3, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which such Rights are exchanged


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as provided in Section 24 hereof, or (iv) the Acceptance Date (as defined in the
Merger Agreement) (the earlier of (i), (ii), (iii) or (iv) being herein referred to as the "Expiration Date"). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of Common Stock may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock."

     2. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written. This Amendment No. 2 may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


ATTEST:                                     FERROFLUIDICS CORPORATION



By: /s/ Joan Deichler                       By: /s/ William B. Ford
   -----------------------------               ---------------------------------
                                                Name:  William B. Ford
                                                Title: Vice President



ATTEST:                                     AMERICAN TRANSFER AND TRUST COMPANY,
                                            as Rights Agent



By: /s/ Susan Silber                        By: /s/ Herbert Lemmer
   -----------------------------               ---------------------------------
    Name: Susan Silber                          Name:  Herbert J. Lemmer
          Assistant Secretary                   Title: Vice President